Exhibit 99.1
A.C. MOORE ANNOUNCES PRELIMINARY SELECTED
THIRD QUARTER 2007 RESULTS

For:	From:
A.C. Moore Arts & Crafts, Inc.	Gregory FCA Communications, Inc.
For More Information Contact:	For More Information Contact:
Marc Katz, Chief Financial Officer	Joe Crivelli
856-768-4957	610-642-8253
Berlin, New Jersey, October 24, 2007 — A.C. Moore Arts & Crafts, Inc. (Nasdaq: ACMR) (the “Company”) today announced preliminary selected results for the three and nine months ended September 30, 2007. These preliminary results may be affected by the Company’s current internal review of its inventory accounting methods as discussed below. Although management believes that the Company’s income statements for the first three quarters of 2007 and 2006 will not be materially affected, the preliminary results of this review indicate that the Company’s inventory balances for all prior periods are overstated and will result in the restatement of prior years’ financial statements, as well as the Company’s balance sheets and cash flow statements for the first two quarters of 2007.
Preliminary Results for the Three and Nine Months Ended September 30, 2007

	Three months ended				Nine months ended
	September 30,				September 30,
(dollars in	2007(a)		2006(a)		2007(a)		2006(a)
millions, except		% to		% to		% to		% to
per share amounts)	$	Sales	$	Sales	$	Sales	$	Sales
Net sales	122.6		128.9		382.4		391.7
Gross margin	53.0	43.2	53.0	41.1	161.1	42.1	158.9	40.6
Selling, general and administrative expenses	52.8	43.1	55.4	42.9	160.1	41.9	160.4	40.9
Net loss	(0.4)	(0.4)	(2.6)	(2.1)	(0.2)	(0.1)	(4.2)	(1.1)
Net loss per share	(0.02)		(0.13)		(0.01)		(0.21)

For the three months ended September 30, 2007, the gross margin rate improved by 210 basis points(a) over the same period in 2006. Net loss for the third quarter of 2007 was $0.4 million(a), $0.02(a) per share, versus a net loss of $2.6 million(a), $0.13 per share(a), during the same period in 2006. The Company’s cash position was $43.1 million(a), an improvement of $20.9 million(a) over the same period in 2006. Sales for the third quarter of 2007 were $122.6 million(a), a decrease of 4.9%(a) over sales of $128.9 million(a) during the third quarter of 2006. Same store sales decreased by 10.0%(a) versus the same period in 2006.
Net loss for the nine months ended September 30, 2007 was $0.2 million(a), $0.01 per share(a), versus a net loss of $4.2 million(a), $0.21 per share(a), in the same period in 2006. Results for the nine months ended September 30, 2007 include $0.4 million(a), $0.01 per share(a), related to changes in management, and $0.03 per share(a) related to a one-time legal settlement. Results for the same period in 2006 included costs of $2.9 million(a), $0.09 per share(a), for changes in management. Sales for the nine months ended September 30, 2007 were $382.4 million(a), a decrease of 2.4%(a) versus sales of $391.7 million(a) in the same period in 2006. Same store sales decreased by 8.3%(a) for the nine month period.

(a) Amounts are subject to change in connection with the completion of the inventory review and preparation of financial statements.
Rick A. Lepley, Chief Executive Officer, stated, “We are pleased with our continued progress in improving margins and EPS and our reduced SG&A dollar expenditure. We believe our focus on improving store profitability must continue to be our top priority at this time.”
Inventory Accounting Review
Historically, the Company has valued store inventory on the retail inventory method (“RIM”) at each year end. Inventory balances calculated under RIM approximate inventory balances that would have been obtained if every item of inventory had been valued at the Company’s purchase price through the use of a specific costing method (“SCM”). The Company has used RIM to determine year-end inventory balances because the Company’s systems did not allow for scanning of each stock-keeping unit (“SKU”) during year-end counting of physical inventories at the Company’s stores. For the first three quarters of each year, the Company used a SCM for purposes of determining cost of sales. Through its point of sale systems, the Company is able to assign a SKU-specific cost to every item sold. Using this data along with estimated inventory shrinkage factors, the Company estimates interim cost of sales and inventory. Because a SCM was used during these periods, management believes it is unlikely that results of operations for the first three quarters of 2007 and 2006 will be materially affected by this matter. Inventory held in the Company’s distribution center has historically been and is currently valued for all periods during the year using a SCM.
As disclosed in the Company’s SEC filings, the Company is in the process of developing a perpetual inventory system for more effective tracking of inventory at the store-SKU level. During the third quarter of 2007, as part of initial testing for the planned transition to a perpetual inventory system, the Company valued inventory at a sample of stores using both RIM and the SCM. Based upon this sample, the Company determined that the inventory at the sampled stores valued under the SCM was significantly less than the value as determined when using the Company’s current RIM calculation. In analyzing the difference, management has determined that there was an error in the formula used to value inventory under the Company’s current RIM calculation. While the Company’s internal review is ongoing, to date management believes that this error in the RIM calculation was inadvertent and has occurred since at least 2002. Based on preliminary data, management estimates that total inventory for all periods between December 31, 2004 and June 30, 2007 may be overstated in the range of $15.0 million to $25.0 million.
The Company continues to analyze the difference in order to understand if there are additional errors in the Company’s previously reported inventory balances and financial statements. Management’s estimate is based solely on current preliminary data and is subject to completion of its internal review of its inventory accounting. Management believes that the estimated overstatement accumulated gradually over many years, with a substantial part of the overstatement occurring prior to 2005. Management does not expect that this non-cash reduction in the inventory balance will impact the underlying retail value of the Company’s inventories or future financial performance.
The Company currently expects to adopt a change in accounting principle from RIM to SCM inventory accounting for stores effective as of January 1, 2008. As part of the 2007 year-end audit, for the first time in the Company’s history, the Company will take SKU-level inventories at all stores. Management believes that the SKU-specific cost method of accounting will allow for more accurate reporting of inventory balances and will enable management to manage inventory more effectively. Additionally, the Company is continuing its efforts to implement a perpetual inventory system on or about January 1, 2008.
In connection with this internal review of the Company’s inventory accounting, management is assessing the effectiveness of the Company’s internal control over financial reporting. Although management has not completed its assessment, upon completion management will likely conclude that this error in the RIM calculation, singularly or in combination with any other errors identified as part of the internal review, was a material weakness.
As the Company is devoting considerable internal and external consulting resources to analyzing this matter and determining the effects on its prior financial statements, the Company will not be able to file its Form 10-Q for the quarter ended September 30, 2007 on the due date of November 9, 2007. The Company anticipates that it will be able to file the third quarter 2007 Form 10-Q and any prior financial statements requiring restatement during the first quarter of 2008, subject to completion of the year-end inventory, internal inventory accounting review and restatement process.
Conference Call Information
The Company will host a conference call on Friday, October 26, 2007 beginning at 8:30 a.m., Eastern Time, to discuss third quarter 2007 preliminary results. To participate in the conference call, please call 973-582-2700 and provide the operator with passcode # 9383494. If you are unable to access the live call, please dial 973-341-3080 and enter pin # 9383494 to access the taped digital replay. The replay will be available at approximately 10:00 a.m. ET on October 26, 2007 and will remain available until November 9, 2007 at 11:59 p.m.

A simultaneous webcast of the conference call may be accessed at www.acmoore.com. Go to “Investor Relations” and click on “Corporate Profile.” To listen to the live call via webcast, please go to the Company’s website at least 15 minutes early to register, download and install any necessary audio software. An archive of the conference call will be available approximately two hours after the conference call ends on the Company’s website.
About A.C. Moore:
A.C. Moore operates arts and crafts stores that offer a vast assortment of traditional and contemporary arts and crafts merchandise for a wide range of customers. The Company operates 129 stores in the Eastern United States from Maine to Florida. For more information about the Company, visit our website at www.acmoore.com.
This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based on A.C. Moore’s current expectations and assumptions as of this date. The Company undertakes no obligation to update or revise any forward-looking statement whether the result of new developments or otherwise. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ from those anticipated include, but are not limited to, the Company’s ability to implement its business and operating initiatives to improve profitability, customer demand and trends in the arts and crafts industry, inventory risks, the effect of economic conditions and gasoline prices, the impact of unfavorable weather conditions, the impact of competitors’ locations or pricing, the availability of acceptable real estate locations for new stores, difficulties with respect to new system technologies, difficulties in implementing measures to reduce costs and expenses and improve margins, supply constraints or difficulties, the effectiveness of and changes to advertising strategies, the costs associated with a change in management, difficulties in determining the outcome and impact of litigation, the impact of the threat of terrorist attacks and war, the Company’s ability to maintain an effective system of internal control over financial reporting, the results of the Company’s review of its inventory accounting practices and other risks detailed in the Company’s Securities and Exchange Commission filings.

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